Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 27, 2024 relating to the financial statements and financial highlights of Innovator Deepwater Frontier Tech ETF, a series of Innoator ETFs Trust, which are included in Form N-CSR for the year ended October 31, 2024, and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Investment Adviser and Other Service Providers” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

November 28, 2025